                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant / /
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12

                       PEGASUS COMMUNICATIONS CORPORATION
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                    PEGASUS
                                 COMMUNICATIONS

                                 --------------

                       PEGASUS COMMUNICATIONS CORPORATION
                  c/o PEGASUS COMMUNICATIONS MANAGEMENT COMPANY
                                    SUITE 200
                              255 CITY LINE AVENUE
                         BALA CYNWYD, PENNSYLVANIA 19004

                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 --------------

TIME                       12:30 p.m. on Friday, June 2, 2000

PLACE                      The Westin Resort
                           Two Grasslawn Avenue
                           Hilton Head Island, SC  29928
                           843-681-4000

ITEMS OF BUSINESS          1.      To elect ten directors to hold office as
                                   specified in the proxy statement.

                           2.      To ratify the appointment of
                                   PricewaterhouseCoopers LLP as independent accountants for Pegasus for the current fiscal year.

                           3. To act upon any other matters properly coming before the meeting or any adjournment thereof.

RECORD DATE                The close of business on April 6, 2000 has been fixed
                           as the record date for the meeting. All stockholders of record at that time are entitled to notice of, and all such holders of Class A common stock and Class B common stock are entitled to vote at the meeting and any adjournment or postponement thereof.

ANNUAL REPORT              Pegasus' Annual Report, including consolidated
                           financial statements for the year ended December 31, 1999, on which no action will be requested at the annual meeting, is included herewith. It is not to be considered part of the proxy solicitation materials.

IMPORTANT                  In order to avoid additional soliciting expense to
                           Pegasus, please MARK, SIGN, DATE and MAIL your proxy
                           PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, arrangements will be made for you to do so.

                                      By order of the board of directors,

                                      TED S. LODGE
                                      Secretary
May 10, 2000

                                    PEGASUS
                                 COMMUNICATIONS


                       PEGASUS COMMUNICATIONS CORPORATION
                  c/o PEGASUS COMMUNICATIONS MANAGEMENT COMPANY
                                    SUITE 200
                              255 CITY LINE AVENUE
                         BALA CYNWYD, PENNSYLVANIA 19004

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------

                                  May 10, 2000


         This Proxy Statement, which is being sent to stockholders on or about May 10, 2000, is furnished in connection with the solicitation of proxies by the board of directors of Pegasus Communications Corporation for use at the forthcoming Annual Meeting of Stockholders to be held on Friday, June 2, 2000 (the "Meeting"), and at any adjournment or postponement thereof.

         The close of business on April 6, 2000 has been fixed as the record date for the Meeting (the "Record Date"). All stockholders of record at that time are entitled to notice of, and all holders of record of Pegasus' Class A common stock and Class B common stock (together, the "common stock") are entitled to vote at the Meeting and any adjournment or postponement thereof. On the Record Date, there were outstanding 15,972,289 shares of Class A common stock and 4,581,900 shares of Class B common stock, which constituted the only outstanding securities of Pegasus entitled to vote.

                                TABLE OF CONTENTS

                                                                                                               Page

VOTING AND REVOCABILITY OF PROXIES...............................................................................1
PROPOSAL 1.  ELECTION OF DIRECTORS...............................................................................2
PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF AUDITORS.............................................................6
PROPOSAL 3.  OTHER MATTERS.......................................................................................7
ADDITIONAL INFORMATION...........................................................................................8
Compliance with Section 16(a) of the Exchange Act................................................................8
Executive Compensation...........................................................................................8
Compensation Committee Interlocks and Insider Participation.....................................................10
Compensation Committee Report on Executive Compensation.........................................................11
Performance Graph...............................................................................................14
Principal Stockholders..........................................................................................15
Certain Relationships and Related Transactions..................................................................19
Stockholder Proposals...........................................................................................23
Miscellaneous...................................................................................................24

                        PROPOSAL 1. ELECTION OF DIRECTORS

         The board of directors has nominated ten persons for election as directors whose terms will expire at the 2001 Annual Meeting of Stockholders, or when their successors are duly elected and qualified. The nominees are Marshall
W. Pagon, Ted S. Lodge, Robert F. Benbow, William P. Collatos, Harry F. Hopper III, James J. McEntee, III, Mary C. Metzger, William P. Phoenix, Riordon B. Smith, and Robert N. Verdecchio, all of whom are currently directors of Pegasus.

         In 1998, when Pegasus acquired Digital Television Services, it entered into a voting agreement with Digital Television Services' principal stockholders, including Fleet Venture Resources, Inc. and its affiliates. Under the original voting agreement, Fleet had the right to designate one director on a nine-member board of directors. When Pegasus acquired Golden Sky Holdings, Inc. on May 5, 2000, that voting agreement was amended to include two of the principal Golden Sky stockholder groups, Alta Communications VI, L.P. and two of its affiliates, and Spectrum Equity Investors L.P. and one of its affiliates. The amended voting agreement provides for a board of directors of eleven members, unless the size of the board is increased or reduced as provided in the agreement. Of those directors: Mr. Pagon will designate four; Alta will designate one; Spectrum will designate one; Fleet will designate one; and all other directors will be independent directors, as defined in the voting agreement. If any of Alta, Spectrum, or Fleet ceases to be entitled to designate a director, such person's designee will be required to resign at Mr. Pagon's request, and Pegasus' board of directors, excluding such person's designee, will determine whether or not to eliminate the directorship held by such person's designee. Under the terms of the amended voting agreement, each party to the voting agreement will be required to vote all of its covered shares for such persons' election as directors. For more information about the voting agreement, see "ADDITIONAL INFORMATION -- Certain Relationships and Related Transactions -- Voting Agreement." As of the Record Date, the shares covered by the voting agreement (which does not give effect to the acquisition of Golden Sky and the related amendment to the voting agreement entered into at the closing of the acquisition of Golden Sky) represented 46,647,058 of the votes or approximately 75.2% of the voting power entitled to vote at the Meeting. As a consequence, the parties to the voting agreement have sufficient power to vote for the election of all of the nominees nominated by the board of directors without the vote of any other stockholders.

         If any nominee should be unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of such substitute as the board of directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of Pegasus.

         Marshall W. Pagon has served as President, Chief Executive Officer and Chairman of the Board of Pegasus since its incorporation and served as Treasurer of Pegasus from its incorporation to June 1997. From 1991 to October 1994, when the assets of various affiliates of Pegasus, principally limited partnerships that owned and operated Pegasus' television and cable operations, were transferred to subsidiaries of Pegasus Media & Communications, Inc. ("PM&C," a subsidiary of Pegasus), entities controlled by Mr. Pagon served as the general partner of these partnerships and conducted the business of Pegasus. Mr. Pagon's background includes over 19 years of experience in the media and communications industry. Mr. Pagon is one of his own designees to the board of directors pursuant to the voting agreement. Mr. Pagon is 44 years old.

         Ted S. Lodge was elected a director of Pegasus as one of Mr. Pagon's designees on May 5, 2000 at the closing of the acquisition of Golden Sky. He has served as Senior Vice President, Chief Administrative Officer, General Counsel and Assistant Secretary of Pegasus since July 1, 1996. In June 1997, Mr. Lodge became Pegasus' Secretary. From June 1992 through June 1996, Mr. Lodge practiced law with the law firm of Lodge & Company. During that period, Mr. Lodge was engaged by Pegasus as its outside legal counsel in connection with various matters. Mr. Lodge is 43 years old.

         Robert F. Benbow was designated as a director by Alta Communications on May 5, 2000 under the amended voting agreement. Mr. Benbow has been a director of Golden Sky and its predecessors since February 1997. He is a Vice President of Burr, Egan, Deleage & Co., a private venture capital firm, and a managing general partner of Alta Communications, Inc., a private venture capital firm. Prior to joining Burr, Egan, Deleage & Co. in 1990, Mr. Benbow spent 22 years with the Bank of New England N.A., where he was a Senior Vice President responsible for special industries lending in the areas of media, project finance and energy. Additionally, he serves as a director of Diginet Americas, Inc., a fixed wireless local loop service provider throughout South America, of Advanced Telcom Group, Inc., a competitive local exchange carrier, and of Preferred Networks, Inc., a public paging company. Mr. Benbow is 64 years old.

         William P. Collatos was designated as a director by Spectrum Equity Investors on May 5, 2000 under the amended voting agreement. Mr. Collatos has been a director of Golden Sky and its predecessors since March 1997. He is a managing general partner of Spectrum Equity Investors, a private equity investment firm focused on the communications services, networking infrastructure, electronic commerce and media industries, which he founded in 1993. He serves as director of Galaxy Telecom, GP, the general partner of Galaxy Telecom, L.P., which owns, operates and develops cable television systems, ITXC Corp., a global provider of Internet-based voice, fax and voice-enabled services, and JazzTel, a competitive local exchange provider based in Madrid, Spain. Mr. Collatos is 46 years old.

         Harry F. Hopper III has been a director of Pegasus since April 27, 1998. From June 1996 until April 27, 1998, Mr. Hopper had been a director of Digital Television Services, or a manager of its predecessor limited liability company. Mr. Hopper is a Managing Director of Columbia Capital Corporation and Columbia Capital LLC, which he joined in January 1994. Columbia Capital is a venture capital firm with an investment focus on communications services, network infrastructure and technologies and electronic commerce. Mr. Hopper is also a director of eBiz.Net, Inc., a web-hosting company, Pacific Internet Exchange Corporation, an Internet peering and data center company, Xemod, Inc., a producer of next-generation linear power amplifiers, Singleshop.com, Inc., a business-to-business, outsourced Internet shopping platform, and Broadslate Networks, Inc., a digital subscriber line service provider. Mr. Hopper is currently serving as a director of Pegasus designated by Columbia Capital Corporation pursuant to the original voting agreement. He is proposed to be elected at the Meeting as one of Mr. Pagon's designees to the board of directors. Mr. Hopper is 46 years old.

         James J. McEntee, III has been a director of Pegasus since October 8, 1996. Mr. McEntee is of counsel to the law firm of Lamb, Windle & McErlane, P.C. and had been a principal of that law firm and Chairman of its Business Department from 1995 through March 1, 2000. He is also a principal in Harron Capital, L.P., a venture capital firm focused on new and traditional media ventures, and he is a Chairman of the Board of Directors and interim Chief Financial Officer of Around Campus, Inc. a company in the business of publishing college student directories and creating and fostering internet based college communities. He is a director of efoodpantries.com, an internet company in the business of selling and marketing specialty food products and a director of several other private companies. Mr. McEntee is one of the directors designated as an independent director under the voting agreement. Mr. McEntee is 42 years old.

         Mary C. Metzger has been a director of Pegasus since November 14, 1996. Ms. Metzger has been Chairman of Personalized Media Communications L.L.C. and its predecessor company, Personalized Media Communications Corp., since February 1989. Ms. Metzger has also been Managing Director of Video Technologies International, Inc. since June 1986. Ms. Metzger is one of the directors designated as an independent director under the voting agreement. She is also a designee of Personalized Media Communications under an agreement between Pegasus and Personalized Media. See "ADDITIONAL INFORMATION - Certain Relationships and Related Transactions - Investment in Personalized Media Communications, LLC and Licensing of Patents." Ms. Metzger is 54 years old.

         William P. Phoenix has been a director of Pegasus since June 17, 1998. He is a Managing Director of CIBC World Markets Corp. and co-head of its Credit Capital Markets Group. Mr. Phoenix is also a member of CIBC World Markets Corp.'s credit investment and risk committees. Prior to joining CIBC World Markets Corp. in 1995, Mr. Phoenix had been a Managing Director of Canadian Imperial Bank of Commerce with management responsibilities for the bank's acquisition finance, mezzanine finance and loan workout and restructuring businesses. Mr. Phoenix joined Canadian Imperial Bank of Commerce in 1982. Mr. Phoenix is one of the directors designated as an independent director under the voting agreement. Mr. Phoenix is 42 years old.

         Riordon B. Smith has been a director of Pegasus since April 27, 1998. From February 1997 until April 27, 1998, Mr. Smith had been a director of Digital Television Services, or a manager of its predecessor limited liability company. Mr. Smith is a Senior Vice President of Fleet Private Equity Co., Inc., which he joined in 1990. Fleet Private Equity Co., Inc. is a private equity fund with an investment focus in media and information, telecommunications services, healthcare services, industrial manufacturing and business services. Mr. Smith also serves as a director of FreeRide.com LLC, a provider of online loyalty programs and direct marketing services, The MVL Group, Inc., a provider of custom market research and data collection services, HASCO International, Inc., a direct marketer of in-hospital infant portraits, and Root Communications Group, L.P., an operator of radio stations in the Southeast. Mr. Smith is serving as a director of Pegasus as Fleet's designee to the board of directors. Mr. Smith is 39 years old.

         Robert N. Verdecchio has been a director of Pegasus since December 18, 1997. He served as Pegasus' Senior Vice President, Chief Financial Officer and Assistant Secretary from its inception and as Treasurer from June 1997 until March 22, 2000. He has also performed similar functions for PM&C's affiliates and predecessors in interest from 1990 until March 22, 2000. Mr. Verdecchio is a certified public accountant and has over 14 years of experience in the media and communications industry. He is a private investor. Mr. Verdecchio is serving as a director of Pegasus as one of Mr. Pagon's designees to the board of directors. Mr. Verdecchio is 43 years old.

Information Concerning Meetings and Certain Committees

         The board of directors held nine meetings during 1999. Pegasus has a standing audit committee, a standing compensation committee and a standing nominating committee of its board of directors.

         The audit committee reviews (i) the scope of Pegasus' audit, (ii) the corporate accounting practices and policies with Pegasus' independent accountants and recommends to whom reports should be submitted within Pegasus,
(iii) the final report of Pegasus' independent accountants, and (iv) overall accounting and financial controls with internal and independent accountants. The audit committee is also available to the independent accountants during the year for consultation purposes. Ms. Metzger, Mr. Smith and Mr. Weber (who is not standing for election at the Meeting) are current members of the audit committee. During 1999, the audit committee met twice.

         The compensation committee establishes the salaries of executive officers and makes recommendations to the board of directors regarding the adoption, extension, amendment and termination of compensation plans in which officers or directors may participate. Messrs. Hopper, McEntee and Weber are the current members of the compensation committee. The compensation committee met once during 1999.

         The nominating committee nominates all persons (other than the designees of Mr. Pagon, Fleet, Alta and Spectrum pursuant to the amended voting agreement) to serve as directors of Pegasus. The nominating committee will not consider nominees recommended by Pegasus' stockholders. Mr. Pagon, Ms. Metzger, and Michael C. Brooks (who has resigned from the board of directors upon the closing of the Golden Sky acquisition and is not standing for election at the Meeting) constituted the nominating committee during 1999. The nominating committee met once in 1999.

         During 1999, all incumbent directors attended in person or by conference telephone at least 75% of the total number of meetings of the board of directors and committees of the board on which they served during their incumbency.

Compensation of Directors

         Under Pegasus' by-laws, each director is entitled to receive such compensation, if any, as may from time to time be fixed by the board of directors. Pegasus currently pays its directors who are not employees or officers of Pegasus an annual retainer of $10,000 plus $750 for each board meeting attended in person, $375 for each meeting of a committee of the board and $375 for each board meeting held by telephone. The annual retainer is payable, at each director's option, in cash or in the form of options to purchase Pegasus' Class A common stock. Pegasus also reimburses each director for all reasonable expenses incurred in traveling to and from the place of each meeting of the board or committee of the board.

         On May 5, 1999, Michael C. Brooks, Harry F. Hopper III, James J. McEntee, III, Mary C. Metzger, William P. Phoenix, Riordon B. Smith, and Donald
W. Weber, who were then all of Pegasus' non-employee directors, each received options to purchase 5,000 shares of Class A common stock under Pegasus' Stock Option Plan. Each option vests in annual installments of 2,500 shares, was issued at an exercise price of $39.50 per share, the closing price of the Class A common stock at the time of the grant, and is exercisable until the tenth anniversary from the date of grant. On December 17, 1999, the same directors referred to above, who were then all of Pegasus' nonemployee directors, each received options to purchase 5,000 shares of Class A common stock under Pegasus' stock option plan. Each option vests in annual installments of 2,500 shares, was issued at an exercise price of $80.875 per share -the closing price of the Class A common stock at the time of the grant -- and is exercisable until the tenth anniversary from the date of grant.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

               PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

         The firm of PricewaterhouseCoopers LLP served as Pegasus' independent accountants for 1998 and 1999 and has been selected by the board of directors to serve in the same capacity for 2000. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of independent accountants by the stockholders is not required by law or Pegasus' bylaws. Pegasus has submitted this matter to the stockholders because it believes it to be good practice to do so. The affirmative vote of holders of outstanding shares of common stock with a majority of the votes present, in person or by proxy, at the Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP. If a majority of the votes cast on this matter are not cast in favor of the ratification of PricewaterhouseCoopers LLP, Pegasus will appoint other independent accountants as soon as practicable and before the close of the year 2000.

         A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she so desires.

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS PEGASUS' INDEPENDENT ACCOUNTANTS FOR 2000.

                            PROPOSAL 3. OTHER MATTERS

         The board of directors knows of no matters to be presented for action at the Meeting other than those set forth in the attached notice and customary procedural matters. However, if any other matters should properly come before the Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the Commission, in accordance with the judgment of the persons voting such proxies.

                             ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Pegasus' directors and executive officers, as well as persons beneficially owning more than ten percent of a registered class of Pegasus' equity securities (collectively, the "Covered Persons"), to file reports of ownership and changes in ownership with the Commission and to furnish Pegasus with copies of such reports.

         Based on Pegasus' review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports on Forms 3, 4 and 5, Pegasus believes that all filings required to be made by the Covered Persons for 1999 were made on a timely basis, with the following exception: Form 4 for Nicholas A. Pagon, an executive officer of Pegasus, reporting the grant in December 1998 of options to purchase 40,000 shares of Class A common stock was filed in April 1999. That grant should have been reported either on a Form 4 filed in January 1999 or a Form 5 filed in February 1999.

Executive Compensation

         The following table sets forth certain information for Pegasus' last three fiscal years concerning the compensation paid to the Chief Executive Officer and to each of Pegasus' most highly compensated officers. The most highly compensated officers are those whose total annual salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000.

                                                           Summary Compensation Table
                                                                                                Long-Term
                                      Annual Compensation                                  Compensation Awards
                                                                                          ---------------------
                                                                                                       Securities
                              Principal                              Other Annual        Restricted    Underlying     All Other
           Name                Position       Year        Salary     Compensation(2)   Stock Award(3)   Options    Compensation (4)
           ----                --------       ----        ------     ---------------   -------------    -------    ----------------
Marshall W. Pagon....       President and     1999       $274,743          --           $124,978       190,000         $60,096(5)
                            Chief             1998       $200,000          --            $77,161        85,000         $67,274(5)
                            Executive         1997       $200,000          --           $100,558        85,000         $63,228(5)
                            Officer

Robert N. Verdecchio (1)    Senior VP and     1999       $188,717        $50,000         $49,967        70,000         $ 6,380
                            Chief             1998       $150,000          --            $38,580        40,000         $12,720
                            Financial         1997       $150,000          --            $50,279        40,000         $ 9,500
                            Officer

Ted S. Lodge.........       Senior VP,        1999       $164,647        $50,000         $54,068        85,000         $ 3,600
                            Chief             1998       $150,000          --            $30,864        60,000         $ 9,263
                            Administrative    1997       $150,000          --            $40,223        40,000         $ 1,800
                            Officer and
                            General
                            Counsel

Howard E. Verlin.....       VP, Satellite     1999       $155,974        $45,000         $99,974        95,000         $ 1,620
                            and Cable         1998       $135,000          --           $110,125        40,000         $ 5,480
                            Television        1997       $135,000          --           $100,558        40,000         $ 1,685

Nicholas A. Pagon....       Vice President    1999       $133,442          --                 --        45,000              --
                                              1998       $13,666(6)        --                 --        40,000              --

(1) Mr. Verdecchio resigned as Senior Vice President and Chief Financial Officer on March 22, 2000.

(2) Pursuant to Pegasus' restricted stock plan, an executive officer may elect to receive a portion of the award in the form of cash. The amounts listed in this column reflect the cash portion of discretionary awards granted under the restricted stock plan.

(3)      During fiscal 1999, an aggregate of 3,164, 2,531, 2,685 and 3,670 shares were granted to Messrs. Marshall Pagon, Verdecchio, Lodge and Verlin, respectively. Based upon the closing price of the Class A common stock on December 31, 1999 of $97.75 per share, the shares awarded to Messrs. Marshall Pagon, Verdecchio, Lodge and Verlin during fiscal 1999 had a value of $309,281, $247,405, $262,459, and $358,743, respectively, on December 31, 1999. All awards made during fiscal 1999 were fully vested on the date of grant. Generally, awards made under Pegasus' restricted stock plan were based upon years of service with Pegasus from date of initial employment. As a consequence, all awards made to Messrs. Marshall Pagon, Verdecchio and Verlin were fully vested in 1997 and 1998 on the date of grant. During 1997, 9,090, 4,545, and 9,090 shares issued to Messrs. Marshall Pagon, Verdecchio, and Verlin were fully vested on March 21, 1997, the date they were granted. During 1998, 3,609, 1,804 and 5,152 shares issued to Messrs. Marshall Pagon, Verdecchio and Verlin were fully vested on February 17, 1998, the date they were granted. Mr. Lodge's employment with Pegasus began on July 1, 1996. Mr. Lodge's awards granted in fiscal 1998 were vested as to 34% on July 1, 1998, an additional 33% on July 1, 1999 and the remaining 33% on July 1, 2000.

(4) Unless otherwise indicated, the amounts listed represent Pegasus' contributions under its 401(k) plans.

(5) Of the amounts listed for Marshall W. Pagon in each of the years of 1999, 1998 and 1997, $53,728, represents the actuarial benefit to Mr. Pagon of premiums paid by Pegasus in connection with the split dollar agreement entered into by Pegasus with the trustees of insurance trust established by Mr. Pagon. See ADDITIONAL INFORMATION - Certain Relationships and Related Transactions - Split Dollar Agreement. The remainder represents Pegasus' contributions under its 401(k) plans.

(6)      Nicholas A. Pagon became an employee of Pegasus on November 5, 1998.

         Pegasus granted options to employees to purchase a total of 727,346 shares during 1999. The amounts set forth below in the columns entitled "5%" and "10%" represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

                             Option Grants in 1999

                                                                                                     Potential Realizable Value
                                                                                                  at Assumed Annual Rates of Stock
                                                                                                       Price Appreciation for
                                                           Individual Grants                                 Option Term
                              -----------------------------------------------------------------   ---------------------------------
                                                   % of Total
                                 Number of           Options
                                 Securities        Granted to
                                 Underlying       Employees in    Exercise Price    Expiration
Name                          Options Granted      Fiscal Year       Per Share         Date              5%               10%
----                          ---------------      -----------       ---------         ----              --               ---
Marshall W. Pagon.....               95,000            13.1%          $39.500         5/4/2009        $2,359,927       $5,980,519
                                     95,000            13.1%          $80.875       12/17/2009        $4,831,876      $12,244,923

Robert N. Verdecchio..               45,000             6.2%          $39.500         5/4/2009        $1,117,860       $2,832,877
                                     25,000             3.4%          $80.875       12/17/2009        $1,271,546       $3,222,348

Howard E. Verlin......               45,000             6.2%          $39.500         5/4/2009        $1,117,860       $2,832,877
                                     50,000             6.9%          $80.875       12/17/2009        $2,543,093       $6,444,696

Ted S. Lodge..........               45,000             6.2%          $39.500         5/4/2009        $1,117,860       $2,832,877
                                     40,000             5.5%          $80.875       12/17/2009        $2,034,474       $5,155,757

Nicholas A. Pagon.....               20,000             2.7%          $39.500         5/4/2009         $ 496,827       $1,259,057
                                     25,000             3.4%          $80.875       12/17/2009        $1,271,546       $3,222,348


         The table below shows aggregated stock option exercises by the named executive officers in 1999 and 1999 year-end values. In-the-money options, which are listed in the last two columns, are those in which the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of Pegasus' Class A common stock on December 31, 1999 was $97.75 per share.

       Aggregated Option Exercises in 1999 and 1999 Year-End Option Values

                                                                                                      Potential Realizable Value
                                                                                                      at Assumed Annual Rates of
                                                                                                     Stock Price Appreciation for
                                                                                                               Option Term
                                                       Individual Grants
                              --------------------------------------------------------------------   -----------------------------
                                   Shares
                                 Acquired on          Value
Name                              Exercise          Realized        Exercisable    Unexercisable     Exercisable     Unexercisable
----                              --------          --------        -----------    -------------     -----------     -------------
Marshall W. Pagon.....                0                --              76,500           283,500        $6,200,750     $14,812,375
Robert N. Verdecchio..                0                --              38,180            11,820        $3,107,115     $ 6,466,010
Howard E. Verlin......                0                --              38,180           136,820        $3,107,115     $ 6,887,885
Ted S. Lodge..........                0                --              48,180           136,820        $3,872,115     $ 7,484,135
Nicholas A. Pagon.....                0                --               8,000            77,000        $581,000       $ 3,910,875

Compensation Committee Interlocks and Insider Participation

         During 1999, the board of directors generally made decisions concerning executive compensation of executive officers. The board included Marshall W. Pagon, the President and Chief Executive Officer of Pegasus, and Robert N. Verdecchio, Pegasus' former Senior Vice President and Chief Financial Officer and current director. A special stock option committee, however, made certain decisions regarding option grants under the stock option plan.

                          Compensation Committee Report
                            on Executive Compensation

Introduction

         Pursuant to rules established by the Securities and Exchange Commission, Pegasus is required to provide certain information with respect to compensation provided to Pegasus' Chief Executive Officer and its other executive officers. In fulfillment of this requirement, the compensation committee of the board of directors has prepared the following report addressing Pegasus' executive compensation policies for the fiscal year ended December 31, 1999 for inclusion in the proxy statement.

         The compensation committee reviews and recommends to the board of directors salaries and other matters relating to compensation of Pegasus' executive officers, including certain incentive compensation and other forms of compensation and benefits. The compensation committee of Pegasus' board of directors consists entirely of non-employee directors, and the voting agreement described elsewhere in this proxy statement provides that the compensation committee shall consist of one independent director (within the meaning of the voting agreement), one director to be designated by Marshall W. Pagon and one director to be designated by a majority of the directors designated by Fleet, Alta and Spectrum). During 1999, the compensation committee consisted of Harry
F. Hopper III, James J. McEntee, III and Donald W. Weber. The compensation committee met once in 1999.

Compensation Policies

         Pegasus seeks to achieve the following goals with its executive compensation programs: attract and retain employees and motivate them to exercise their best efforts on behalf of Pegasus, and promote growth in stockholder value by providing employees restricted stock awards under the Restricted Stock Plan and grants of options to purchase Class A common stock of Pegasus under the Stock Option Plan. The compensation committee considers a number of factors when making specific executive compensation recommendations, including Pegasus' performance and the contribution of executive officers to Pegasus' performance.

Base Compensation

         Pegasus' executive compensation philosophy has always placed a high degree of emphasis on incentive compensation in the form of equity-based plans. As a result, in the opinion of the compensation committee, based upon information available to the committee on competitive salaries, the base compensation paid to Pegasus' executive officers in 1999 fell at the lower end of the range of salaries for similar positions in comparable media and communications companies. The compensation committee has engaged William W. Mercer, Incorporated, to help evaluate Pegasus' policy on cash compensation, including base compensation.

Equity Incentive Plans

                  Pegasus provides equity incentive compensation to its executive officers and employees primarily through its Restricted Stock Plan and Stock Option Plan.

                  Restricted Stock Plan. Awards under this plan, other than excess and discretionary awards, are in proportion to annual increases in Pegasus' or a business unit's location cash flow. Pegasus believes that location cash flow is accepted within the media and communications industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of companies operating in this industry. Pegasus believes that compensation in the form of grants made under the Restricted Stock Plan, together with its other equity incentive plans, will result in greater increases in stockholder value than conventional stock option programs, because these plans create a clear cause and effect relationship between initiatives taken to increase location cash flow and the amount of incentive compensation that results therefrom.

                  The Restricted Stock Plan provides for four types of restricted stock awards that are made in the form of the Pegasus' Class A common stock: (i) profit sharing awards to general managers, department managers and corporate managers (other than executive officers); (ii) special recognition awards for consistency (team award), initiative (a team or individual award), problem solving (a team or individual award) and individual excellence; (iii) excess awards that are made to the extent that an employee does not receive a matching contribution under Pegasus' U.S. 401(k) Plan or Puerto Rico 401(k) Plan because of restrictions imposed by the Internal Revenue Code of 1986, as amended, or the Puerto Rico Internal Revenue Code, respectively; and (iv) discretionary restricted stock awards. An employee may elect to receive all or any portion of a discretionary award and/or a profit sharing award in the form of an option to purchase Pegasus' Class A common stock (and such options are generally granted as incentive stock options). An executive officer may also elect to have any discretionary award made on or after April 23, 1999 paid in cash, provided that the cash may not exceed one-third of the executive officer's base salary. Executive officers are eligible to receive awards under the Restricted Stock Plan consisting of (i) special recognition awards, (ii) excess awards, and (iii) discretionary awards determined by a committee of not fewer than two non-employee directors of Pegasus or the entire board of directors of Pegasus. In 1999, Pegasus issued 45,247 shares of its Class A common stock and options to purchase 33,946 shares of its Class A common stock under the Restricted Stock Plan. Pegasus has made and intends to make additional grants to employees under the Restricted Stock Plan.

                  Stock Option Plan. Employees are eligible to receive incentive stock options and nonqualified stock options under the Stock Option Plan subject to certain limits. Non-employee directors are eligible to receive nonqualified stock options under the Stock Option Plan. Currently five executive officers and eight non-employee directors are eligible to receive options under the Stock Option Plan. Among the 763,400 options granted under the Plan in 1999, an aggregate of 555,000 options were granted to executive officers and directors, 152,500 options were granted to non-executive officers, and options to purchase 55,900 shares were granted to full-time employees and to non-executive officers in the form of an option to purchase 100 shares. Pegasus intends to make future grants under the Stock Option Plan to a broad-based group of employees, including executive officers, senior managers, directors and other key employees.

Chief Executive Officer Compensation

                  The compensation committee uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other executive officers. The salary received by the Chief Executive Officer in 1999 was based on the compensation policies discussed above.

May 10, 2000                                       THE COMPENSATION COMMITTEE

                                                        Harry F. Hopper III
                                                        James J. McEntee, III
                                                        Donald W. Weber

Performance Graph

         The first graph set forth below compares the cumulative total return to holders of Class A common stock of Pegasus with the cumulative total return of the Nasdaq Stock Market-U.S. Index and the cumulative total return to holders of common stock (unless otherwise noted) of the Peer Group that Pegasus has constructed, for the period beginning October 4, 1996, the date trading first began in Pegasus' Class A common stock on the Nasdaq National Market, through December 31, 1999. Pegasus has determined that the choice of Nasdaq Telecommunications Index, the industry index used in previous years, is not the best indicator of stockholder return among Pegasus' peers. Pegasus has instead selected the Peer Group to be composed of Adelphia Communications Corporation (Class A common stock), Comcast Corporation (Class A common stock), EchoStar Communications Corporation (Class A common stock), Gilat Satellite Networks Ltd., Globalstar Telecommunications Limited, Hughes Electronics Corporation, a wholly-owned subsidiary of General Motors Corporation (Class H Common Stock), Liberty Media Group, a wholly-owned subsidiary of AT&T Corp. (Class A Common Tracking Stock), News Corporation Limited, Sirius Satellite Radio, Inc. and XM Satellite Radio Holdings Inc. (Class A common stock). The total return to holders of Class A common stock as reflected in the Nasdaq Telecommunications Index is represented on the second graph below because the Commission requires both the new and old index to be shown, if the graph uses a different index from that used for the graph in the preceding year's proxy statement. The graph assumes that the value of the investment in the relevant stock or index was $100 at October 4, 1996 and that all dividends were reinvested. Total returns are calculated based on a fiscal year ending December 31. The closing market price of Pegasus' Class A common stock on December 31, 1999 was $97.75.

    Comparison of Cumulative Total Return for the Period from October 4, 1996
       Through December 31, 1999 Among Pegasus Communications Corporation,
             The NASDAQ Stock Market (U.S.) Index and the Peer Group












                            Cumulative Total Return
                                   (Dollars)

-------------------------------------------------------------------------------------
                                         10/4/96     12/96    12/97     12/98    12/99
Pegasus Communications Corporation         100        98       148       179      698
NASDAQ Stock Market (U.S.)                 100       103       126       178      330
Peer Group                                 100        96       108       141      260

    Comparison of Cumulative Total Return for the Period from October 4, 1996
       Through December 31, 1999 Among Pegasus Communications Corporation,
  The NASDAQ Stock Market (U.S.) Index and The NASDAQ Telecommunications Index












                            Cumulative Total Return
                                   (Dollars)

-----------------------------------------------------------------------------------------
                                           10/4/96   12/96      12/97     12/98     12/99
Pegasus Communications Corporation           100       98        148       179       698
NASDAQ Stock Market (U.S.)                   100      103        126       178       330
NASDAQ Telecommunications                    100      100        145       240       426

Principal Stockholders

         The following table sets forth share information as of April 12, 2000 regarding the beneficial ownership of the Class A common stock and Class B common stock by (a) each stockholder known to Pegasus to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the Class A common stock and Class B common stock, based upon Company records or the records of the Commission, (b) each director of Pegasus, (c) each of the Named Officers, and (d) all executive officers and directors of Pegasus as a group. This table does not reflect the issuance of approximately 6.44 million shares of Class A common stock and stock options on May 5, 2000 in connection with the acquisition of Golden Sky. Each share of Class B common stock is currently convertible at the discretion of the holders into an equal number of shares of Class A common stock. Each of the stockholders named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated.


            Name and address of                      Pegasus Class A Common         Pegasus Class B Common Stock      Voting
              Beneficial Owner                      Stock Beneficially Owned              Beneficially Owned           Power
              ----------------                      ------------------------              ------------------           -----
                                                      Shares                %           Shares            %              %
                                                      ------                -           ------            -              -
Marshall W. Pagon(1) (2)....................      5,409,958 (3)(4)(5)     26.1        4,581,900(4)       100           75.2
Robert N. Verdecchio........................        245,052 (5)(6)(7)      1.5                   -        -              *
Howard E. Verlin............................           123,198 (6)(8)       *                    -        -              *
Ted S. Lodge................................              116,699 (9)       *                    -        -              *
Nicholas A. Pagon...........................              23,941 (10)       *                    -        -              *
James J. McEntee, III.......................              18,670 (11)       *                    -        -              *
Mary C. Metzger.............................             213,000 (12)      1.3                   -        -              *
Donald W. Weber.............................             175,922 (13)      1.1                   -        -              *
William P. Phoenix..........................               2,670 (14)       *                    -        -              *
Harry F. Hopper, III........................             198,688 (15)      1.2                   -        -              *
Michael C. Brooks...........................              33,716 (16)       *                    -        -              *
Riordon B. Smith............................        5,409,958(4) (17)     26.1        4,581,900(4)       100           75.2
Fleet Venture Resources, Inc. and related
  entities(18)..............................            5,409,958 (4)     26.1        4,581,900(4)       100           75.2
Harron Communications Corp.(19).............                  852,110      5.3                   -        -             1.4
PAR Capital Management, Inc.(20)............                  950,000      6.0                   -        -             1.5
T. Rowe Price Associates, Inc. and related
  entities(21)..............................                1,400,000      8.8                   -        -             2.3
Wellington Management Company,
  LLP(22)...................................                1,600,000     10.0                   -        -             2.6
Directors and executive officers as a
  group(23) (consists of 13 persons)........                6,441,583     30.5           4,581,900       100           76.5

---------
* Represents less than 1% of the outstanding shares of Class A common stock or less than 1% of the voting power, as applicable.

(1) The address of this person is c/o Pegasus Communications Management Company, 255 City Line Avenue, Suite 200, Bala Cynwyd, Pennsylvania 19004.

(2) Pegasus Capital, L.P. holds 1,217,348 shares of Class B common stock. Mr. Pagon is the sole shareholder of the general partner of Pegasus Capital, L.P. and is deemed to be the beneficial owner of these shares. All of the 3,364,552 remaining shares of Class B common stock are owned by Pegasus Communications Holdings, Inc. and two of its subsidiaries. All the capital stock of Pegasus Communications Holdings, Inc. are held by Pegasus Communications Limited Partnership. Mr. Pagon controls Pegasus Communications Limited Partnership by reason of his ownership of all the outstanding voting stock of the sole general partner of a limited partnership that is, in turn, the sole general partner in Pegasus Communications Limited Partnership. Therefore, apart from the voting agreement described in note 4 below, Mr. Pagon is the beneficial owner of 100% of Class B common stock with sole voting and investment power over all such shares.

(3) Includes 4,581,900 shares of Class B common stock, which are convertible into shares of Class A common stock on a one-for-one basis, and 202,774 shares of Class A common stock which are issuable upon the exercise of the vested portion of outstanding stock options.

(4) As a consequence of being parties to the voting agreement (described elsewhere herein), each of these parties is deemed to have shared voting power over certain shares beneficially owned by them in the aggregate for the purposes specified in the voting agreement. Therefore, the parties to the voting agreement will each be deemed to be the beneficial owner with respect to 4,581,900 shares of Class B common stock and 5,394,095 shares of Class A common stock, including 4,581,900 shares of Class A common stock issuable upon conversion of the all outstanding shares of Class B common stock. Because information in this table is supplied as of April 12, 2000, the table does not give effect to the issuance of approximately 6.44 million shares of Class A common stock issued on May 5, 2000 at the closing of the acquisition of Golden Sky or the related amendment to the voting agreement.

(5) This includes 120,009 shares of Class A common stock held in Pegasus' 401(k) plan, over which Messrs. Pagon and Verdecchio share voting power in their capacities as co-trustees.

(6) On March 26, 1997, the SEC declared effective a registration statement filed by Pegasus which would permit Messrs. Verdecchio and Verlin to sell certain shares of their Class A common stock subject to certain vesting and other restrictions. Messrs. Verdecchio and Verlin have sole voting and investment power over their shares, subject to certain vesting restrictions.

(7) This includes 88,770 shares of Class A common stock which are issuable upon the exercises of the vested portion of outstanding stock options.

(8) This includes 71,500 shares of Class A common stock which are issuable upon the exercises of the vested portion of outstanding stock options.

(9) This includes 1,500 shares of Class A common stock owned by Mr. Lodge's wife, of which Mr. Lodge disclaims beneficial ownership, and 109,770 shares of Class A common stock which are issuable upon the exercise of the vested portion of outstanding stock options.

(10) This includes 18,000 shares of Class A common stock which are issuable upon the exercise of the vested portion of outstanding stock options.

(11) This includes 12,670 shares of Class A common stock which are issuable upon the exercise of the vested portion of outstanding stock options and 1,000 shares held beneficially by Mr. McEntee's wife, of which Mr. McEntee disclaims beneficial ownership.

(12) This includes 200,000 shares of Class A common stock received in the investment by Pegasus in Personalized Media & Communications, LLC of which Ms. Metzger is Chairman. This table does not give effect to warrants for 1,000,000 shares of Class A common stock exercisable by Personalized Media Communications, LLC issued on May 8, 2000 under the same agreement. Also includes 9,500 shares of Class A common stock, which are issuable upon the exercise of the vested portion of outstanding stock options.

(13) This includes 15,885 shares of Class A common stock issuable upon the exercise of the vested portion of outstanding stock options.

(14) This consists of 2,670 shares of Class A common stock issuable upon the exercise of the vested portion of outstanding stock options.

(15) This includes 2,670 shares of Class A common stock issuable upon the exercise of the vested portion of outstanding stock options, and 4,750 shares held by the Hopper Family Foundation, of which Mr. Hopper is the trustee and officer. The address of this person is c/o Columbia Capital Corporation, 201 N. Union Street, Suite 300, Alexandria, Virginia 22314-2642.

(16) This includes 2,670 shares of Class A common stock issuable upon the exercise of the vested portion of outstanding stock options. The address of this person is 177 Broad Street, Stamford, Connecticut 06901.

(17) The information for Mr. Smith includes all shares of Class A common stock held by Fleet Venture Resources, Inc. and its related entities, as described below in note 18. Mr. Smith is a Senior Vice President of each of the managing general partners of Fleet Equity Partners VI, a Senior Vice President of Fleet Venture Resources, a Senior Vice President of the corporation that is the general partner of the partnership that is the general partner of Chisholm Partners III, and a partner of Kennedy Plaza Partners. As a Senior Vice President of Fleet Growth Resources II, Inc. and Silverado IV Corp., the two general partners of Fleet Equity Partners, and as a Senior Vice President of Fleet Venture Resources and Silverado III Corp., the general partner of the partnership Silverado III, L.P., which is the general partner of Chisholm Partners III, and as a partner of Kennedy Plaza Partners, Mr. Smith disclaims beneficial ownership for all shares held directly by those entities, except for his pecuniary interest therein. The address of this person is 50 Kennedy Plaza, RI MO F12C, Providence, Rhode Island 02903.

(18) This includes the following number of shares of Class A common stock held by the designated entity: Fleet Venture Resources, Inc. (276,853); Fleet Equity Partners VI, L.P. (118,593); Chisholm Partners III, L.P. (109,584); and Kennedy Plaza Partners (6,745). The address of each of these entities is 50 Kennedy Plaza, RI MO F12C, Providence, Rhode Island 02903.

(19) The address of Harron Communications Corp. is 70 East Lancaster Avenue, Frazer, Pennsylvania 19355.

(20) The address of this entity is Suite 1600, One Financial Center, Boston, Massachusetts 02111.

(21) The address of T. Rowe Price Associates is 100 East Pratt St., Baltimore, Maryland 21202.

(22) The address of Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.

(23) This includes 527,479 shares of Class A common stock which are issuable upon the vested portion of outstanding stock options.

Certain Relationships and Related Transactions

Split Dollar Agreement

         In December 1996, Pegasus entered into a split dollar agreement with the trustees of an insurance trust established by Marshall W. Pagon. Under the split dollar agreement, Pegasus agreed to pay a portion of the premiums for certain life insurance policies covering Mr. Pagon owned by the insurance trust. The agreement provides that Pegasus will be repaid for all amounts it expends for such premiums, either from the cash surrender value or the proceeds of the insurance policies. The actuarial benefit to Mr. Pagon of premiums paid by Pegasus amounted to $53,728 in each of the years of 1997, 1998 and 1999.

Relationship with W.W. Keen Butcher and Affiliated Entities

         Pegasus entered into an arrangement in 1998 with W.W. Keen Butcher, the stepfather of Marshall W. Pagon and Nicholas A. Pagon, certain entities controlled by him and the owner of a minority interest in one of the entities. Under this agreement, Pegasus agreed to provide and maintain collateral for up to $4.0 million in principal amount of bank loans to Mr. Butcher and the minority owner. Mr. Butcher and the minority owner must lend or contribute the proceeds of those bank loans to one or more of the entities owned by Mr. Butcher for the acquisition of television broadcast stations to be programmed by Pegasus pursuant to local marketing agreements.

         Pegasus amended its agreement with Mr. Butcher and his affiliated entities in the fourth quarter of 1999 to increase the amount of collateral that Pegasus will maintain for bank loans to Mr. Butcher and the affiliated entities. Under the amendment, Pegasus will maintain collateral for up to $8.0 million in principal amount such bank loans. Mr. Butcher and the affiliated entities must continue to contribute the proceeds from these bank loans to one or more entities owned by Mr. Butcher for acquisition of television broadcast stations to be programmed by Pegasus pursuant to local marketing agreements.

         Under this arrangement, on November 10, 1998, Pegasus sold to one of the Butcher companies the FCC license for the television station then known as WOLF for $500,000 and leased certain related assets to the Butcher company, including leases and subleases for studio, office, tower and transmitter space and equipment, for ongoing rental payments of approximately $18,000 per year plus operating expenses. WOLF is now known as WSWB and is one of the television stations serving the northeastern Pennsylvania designated television market area that is programmed by Pegasus. Mr. Butcher and the minority owner borrowed the $500,000 under the loan collateral arrangement described above. Concurrently with the closing under the agreement described above, one of the Butcher companies assumed a local marketing agreement, under which Pegasus provides programming to WSWB and retains all revenues generated from advertising in exchange for payments to the Butcher company of $4,000 per month plus reimbursement of certain expenses. The term of the local marketing agreement is three years, with two three-year automatic renewals. The Butcher company also granted Pegasus an option to purchase the station license and assets if it becomes legal to do so for the costs incurred by the Butcher company relating to the station, plus compound interest at 12% per year.

         On July 2, 1998, Pegasus assigned to one of the Butcher companies its option to acquire the FCC license for television station WFXU, which rebroadcasts WTLH pursuant to a local marketing agreement with Pegasus. The Butcher company paid Pegasus $50,000 for the option. In May 1999, the Butcher company purchased the station and assumed the obligations under the local marketing agreement with Pegasus. The Butcher company borrowed the $50,000 under the loan collateral arrangement, and granted Pegasus an option to purchase the station on essentially the same terms described above for WOLF. The local marketing agreement provides for a reimbursement of expenses by Pegasus and a term of five years, with one automatic five-year renewal.

         Pegasus currently provides programming under a local marketing agreement to television station WPME. Under the local marketing agreement, Pegasus also holds an option to purchase WPME. One of the Butcher companies expects to acquire WPME and the FCC license from the current owner in the near future. The Butcher company would continue the local marketing agreement with Pegasus and Pegasus would retain its option to acquire WPME. Pegasus believes that the WOLF and WFXU transactions were done at fair value and that any future transactions that may be entered into with the Butcher companies or similar entities, including the WPME transaction as described, will also be done at fair value.

Acquisition of Golden Sky Holdings, Inc.

         On May 5, 2000, Pegasus acquired Golden Sky Holdings, Inc. through the merger of a subsidiary of Pegasus into Golden Sky. Prior to the merger, Golden Sky was the second largest independent provider of DIRECTV. Golden Sky operated in 23 states and its territories included approximately 1.8 million households and 345,000 subscribers.

         In connection with the merger Pegasus issued approximately 6.44 million shares of its Class A common stock, including stock options, to stockholders and former employees of Golden Sky. Pegasus also granted registration rights to certain of Golden Sky's stockholders, including Alta and its affiliates and Spectrum and its affiliates. As a result of the Golden Sky merger and the amended voting agreement described below, Robert F. Benbow and William P. Collatos were elected to Pegasus' board of directors.

Voting Agreement

         On April 27, 1998, Pegasus acquired Digital Television Services, Inc. through the merger of a subsidiary of Pegasus into Digital Television Services. Prior to the merger, Digital Television Services was the second largest independent distributor of DIRECTV(R) services serving 140,000 subscribers in 11 states.

         In connection with the merger, Pegasus issued approximately 5.5 million shares of its Class A common stock to the stockholders of Digital Television Services. Pegasus also granted registration rights to certain of Digital Television Service's stockholders, including Columbia Capital Corporation, Columbia DBS, Inc., Whitney Equity Partners, L.P., Fleet Venture Resources, Inc. and its affiliates and Harry F. Hopper III. Mr. Hopper received shares of Class A common stock in the Digital Television Services merger and has an ownership interest in Columbia Capital Corporation, which received 429,812 shares. Pegasus, Mr. Pagon and the principal stockholder groups of Digital Television Services also entered into a voting agreement. As a result of these transactions, Harry F. Hopper III and Riordon B. Smith were elected to Pegasus' board of directors.

         On May 5, 2000, in connection with the acquisition of Golden Sky, the 1998 voting agreement was amended to include two of the principal Golden Sky stockholder groups, Alta and two of its affiliates, and Spectrum and one of its affiliates. The amended voting agreement covers all shares of Pegasus' common stock held by Marshall W. Pagon and entities he controls, all shares of Pegasus' Class A common stock received in the merger by Alta and Spectrum, and all shares of Pegasus' Class A common stock received in the 1998 acquisition of Digital Television Services, and still held, by Fleet Equity Partners and its affiliates. The original voting agreement also covered Pegasus' Class A common stock acquired by an affiliate of J.H. Whitney & Co. in the acquisition of Digital Television Services. That Whitney affiliate disposed of those shares, however, and no longer has rights under the voting agreement. The original voting agreement also covered Pegasus' Class A common stock acquired by Columbia Capital Corporation and one of its subsidiaries and their respective owners. These persons have sold more than one-half of the shares originally received by them. Columbia Capital Corporation has therefore lost its right to designate a director under the voting agreement.

         The amended voting agreement requires that holders of shares covered by the amended voting agreement vote their respective shares in the manner specified in the agreement. In particular, the amended voting agreement establishes that Pegasus' board of directors will consist of eleven members, unless the size of the board is increased or reduced as provided in the agreement, and that the board of directors will initially consist of four directors designated by Mr. Pagon and one director to be designated by each of Alta, Spectrum and Fleet, with the remainder to be "independent directors" as defined in the agreement. The amended voting agreement also specifies that the committees of the board of directors will consist of an audit committee, a compensation committee and a nominating committee. Each committee will consist of one independent director, one director designated by Mr. Pagon and one director designated by a majority of the directors designated by Alta, Spectrum and Fleet. As a result of the amended voting agreement, the parties to the agreement have sufficient voting power without the need for the vote of any other shareholder, to elect the entire board of directors. James J. McEntee, III, Mary C. Metzger , William P. Phoenix and Donald W. Weber are currently serving as independent directors of Pegasus. Marshall W. Pagon, Robert N. Verdecchio, Ted S. Lodge and Harry F. Hopper III are serving as directors of Pegasus as designees of Mr. Pagon. Robert F. Benbow is serving as a director of Pegasus as designee of Alta; William P. Collatos is serving as a director of Pegasus as designee of Spectrum; and Riordon B. Smith is serving as a director of Pegasus as a designee of Fleet. Mr. Weber has informed Pegasus that he does not intend to stand for election at the Meeting. The board of directors has not decided whether to fill that vacancy. The amended voting agreement requires that any person who fills the vacancy be an independent director.

         The amended voting agreement terminates with respect to any covered share upon the sale or transfer of any such share to any person other than a permitted transferee. In addition, the right of Alta, Spectrum and Fleet to designate a director terminates when the when that entity or various persons related to such entity cease owning one-half of the shares originally received by each of them in the acquisition of Digital Television Services or of Golden Sky, as the case may be.

Communications License Re-Auction

         Pegasus PCS Partners, L.P., a partnership owned and controlled by Marshall W. Pagon, holds personal communications system licenses in Puerto Rico. Pegasus has made an investment of approximately $4.8 million in Pegasus PCS Partners. Pegasus itself did not meet the qualification criteria for the FCC's re-auction in which Pegasus PCS Partners acquired certain of its licenses.

CIBC World Markets Corp. and Affiliates

         William P. Phoenix is a Managing Director of CIBC World Markets Corp. CIBC World Markets and its affiliates have provided various services to Pegasus and its subsidiaries since the beginning of 1997. CIBC World Markets has historically performed a number of services for Pegasus, including serving as one of the initial purchasers in Pegasus' January 2000 Rule 144A offering of $300.0 million in aggregate liquidation preference of Series C convertible preferred stock. In this capacity, CIBC World Markets received customary underwriting discounts and commissions.

         CIBC World Markets has also performed the following services for
Pegasus:

         o provided a fair market value appraisal in connection with the merger of Digital Television Services, Inc. into a wholly-owned subsidiary of Pegasus and the designation of Digital Television Services as a restricted subsidiary;

         o acted as a dealer manager in connection with an offer by Pegasus to exchange its 12 1/2% Series A senior notes due 2007 for senior subordinated notes of Digital Television Services and DTS Capital, Inc. and a related consent solicitation;

         o issued letters of credit in connection with bridge financing obtained by Pegasus;

         o provided fairness opinions to Pegasus and/or its affiliates in connection with certain intercompany loans and other intercompany transactions;

         o acted as lender in connection with the Pegasus Media & Communications credit facility;

         o provided a fairness opinion in connection with the Golden Sky merger;

         o acted as Administrative Agent in connection with a credit facility of Digital Television Services; and

         o     acted as underwriter in Pegasus' 1999 equity offering.

         In addition, CIBC World Markets has agreed to purchase, subject to definitive documentation, any and all Golden Sky notes tendered in response to Golden Sky's offer to purchase such notes. CIBC World Markets will receive fees of approximately $1.0 million under this arrangement.

         In the first quarter of 2000 and during 1999, for services rendered, Pegasus or its subsidiaries paid to CIBC World Markets an aggregate of $3.8 million and $940,000, respectively, in fees. Pegasus believes that all fees paid to CIBC World Markets in connection with the transactions described above were customary. Pegasus anticipates that it or its subsidiaries may engage the services of CIBC World Markets in the future, although no such engagement is currently contemplated.

Investment in Personalized Media Communications, LLC and Licensing of Patents

         On January 13, 2000, Pegasus made an investment in Personalized Media Communications, LLC. Personalized Media is an advanced communications technology company that owns as intellectual property portfolio consisting of seven issued U.S. patents and over 10,000 claims submitted in several hundred pending U.S. patent applications. A majority of pending claims are based on a 1981 filing date, with the remainder based on a 1987 filing date. Mary C. Metzger, Chairman of Personalized Media and a member of Pegasus' board of directors, and John C. Harvey, Managing Member of Personalized Media and Ms. Metzger's husband, own a majority of and control Personalized Media as general partners of the Harvey Family Limited Partnership.

         A subsidiary of Personalized Media granted Pegasus an exclusive license for the distribution of satellite based services using Ku band BSS frequencies at the 101(degree), 110(degree) and 119(degree) West Longitude orbital locations and Ka band FSS frequencies at the 99(degree), 101(degree), 103(degree) and 125(degree) West Longitude orbital locations, which frequencies have been licensed by the FCC to affiliates of Hughes Electronics Corporation. In addition, Personalized Media granted to Pegasus the right to license on an exclusive basis and on favorable terms the patent portfolio of Personalized Media in connection with other frequencies that may be licensed to Pegasus in the future.

         The license granted by Personalized Media's subsidiary provides rights to all claims covered by Personalized Media's patent portfolio, including functionality for automating the insertion of programming at a direct broadcast satellite uplink, the enabling of pay-per-view buying, the authorization of receivers, the assembly of records of product and service selections made by viewers including the communication of this information to billing and fulfillment operations, the customizing of interactive program guide features and functions made by viewers and the downloading of software to receivers by broadcasters. Pegasus will pay license fees to Personalized Media of $100,000 per year for three years.

         Pegasus acquired preferred interests of Personalized Media for approximately $14.3 million in cash, 200,000 shares of Pegasus' Class A common stock and Pegasus' agreement to issue warrants to purchase 1.0 million shares of Pegasus' Class A common stock at an exercise price of $90.00 per share and with a term of ten years. After certain periods of time, Personalized Media may redeem the preferred interests, and Pegasus may require the redemption of preferred interests, in consideration for Personalized Media's transfer to Pegasus of Personalized Media's ownership interest in its wholly-owned subsidiary that holds the exclusive license from Personalized Media for the rights that are licensed to Pegasus. Pegasus may also be required to make an additional payment to Personalized Media if certain contingencies occur that Pegasus believes are unlikely to occur. Because of the speculative nature of the contingencies, it is not possible to estimate the amount of any such additional payments, but in some cases it could be material. As part of the transaction, Personalized Media will be entitled to designate one nominee to serve on Pegasus' board of directors. Mary C. Metzger is currently serving as Personalized Media's designee.

         Other Transactions

         In 1999, Pegasus loaned $199,999 to Nicholas A. Pagon, Pegasus' Vice President of Broadcast Operations, bearing interest at the rate of 6% per annum, with the principal amount due on the fifth anniversary of the date of the promissory note. Mr. Pagon is required to use half of the proceeds of the loan to purchase shares of Class A common stock, and the loan is collateralized by those shares. The balance of the loan proceeds may be used at Mr. Pagon's discretion.

Stockholder Proposals

         In order to be eligible for inclusion in Pegasus' proxy materials for the 2001 Annual Meeting of Stockholders, stockholders' proposals to take action at such meeting must comply with applicable Commission rules and regulations, must be directed to the Secretary of Pegasus at its offices set forth on page one of this Proxy Statement and must be received by Pegasus not later than January 10, 2001.

Miscellaneous

         A copy of Pegasus' Annual Report is included herewith but is not to be regarded as proxy solicitation material.

         Pegasus, upon request, will furnish to record and beneficial holders of its Common Stock, free of charge, a copy of its Annual Report on Form 10-K (without exhibits) for fiscal 1999. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the Vice President of Corporate Communications, at the offices of Pegasus set forth on page one of this Proxy Statement.

                                  By Order of the board of directors,

                                  TED S. LODGE
May 10, 2000                      Secretary

                       PEGASUS COMMUNICATIONS CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                    PROMPTLY USING THE ENCLOSED ENVELOPE TO:

                       PEGASUS COMMUNICATIONS CORPORATION
                         C/O FIRST UNION NATIONAL BANK
                                PROXY TABULATION
                                P.O. BOX 217950
                            CHARLOTTE, NC 28254-3555













                              FOLD AND DETACH HERE
 ................................................................................

The undersigned, revoking all prior proxies, hereby appoints Marshall W. Pagon, Ted S. Lodge and Kasin Smith, or any of them, with full power of substitution, as the undersigned's proxies to vote all the shares of Class A Common Stock of Pegasus Communications Corporation ("Pegasus") held of record by the undersigned on April 06, 2000, at the Annual Meeting of Stockholders of Pegasus to be held on June 02, 2000 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2.

1.  ELECTION OF DIRECTORS
    Nominees:  Marshall W. Pagon, Robert F. Benbow, William P. Collatos,
    Harry F. Hopper III, Ted S. Lodge, James J. McEntee, III, Mary C. Metzger, William P. Phoenix Riordon B. Smith, Robert N. Verdecchio and
    Donald W. Weber.

     / / FOR                  / / WITHHOLD AUTHORITY                / / ABSTAIN
         All nominees listed      To vote for all nominees listed

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)
--------------------------------------------------------------------------------
                          (Continued on reverse side)

                       PEGASUS COMMUNICATIONS CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                    PROMPTLY USING THE ENCLOSED ENVELOPE TO:

                       PEGASUS COMMUNICATIONS CORPORATION
                         C/O FIRST UNION NATIONAL BANK
                                PROXY TABULATION
                                P.O. BOX 217950
                            CHARLOTTE, NC 28254-3555











                              FOLD AND DETACH HERE
 ................................................................................

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for Pegasus for the year ending December 31, 2000.

       / /  FOR                 / /   AGAINST                 / /    ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

                                  Dated:_____________________, 1999

                                  _____________________________________________
                                  Signature of Stockholder

                                  _____________________________________________
                                  Signature of Stockholder

                                  Please sign exactly as your name appears hereon, date and return promptly. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing.